[Letterhead of PricewaterhouseCoopers LLP]


                   CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of the LPT Variable Insurance Series Trust (consisting of Harris Associates Value Portfolio, MFS Total Return Portfolio, Strong Growth Portfolio, Robertson Stephens Diversified Growth Portfolio, Lexington Corporate Leaders Portfolio and SAI Global Leaders Portfolio), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Kansas City, Missouri

April 26, 2000